Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 9, 2026 (except for Note 15, Segments, and the “Common Control Combination” and “Reverse Stock Split” sections of Note 1, as to which the date is July 23, 2026), with respect to the consolidated financial statements of Lyntris Inc. contained in the Registration Statement on Form S-1 (File No. 333-297657) filed on August 12, 2026 and related Final Prospectus dated as of August 18, 2026, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the use of the aforementioned report in the Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
August 20, 2026